Exhibit 4.2

FIRST AMENDMENT TO WARRANT AGREEMENT

dated as of May 23, 2017

between

Digital Turbine, Inc. and

U.S. Bank National Association
as Warrant Agent

FIRST AMENDMENT TO WARRANT AGREEMENT

FIRST AMENDMENT TO WARRANT AGREEMENT, dated as of May 23, 2017 (the “First Amendment”) by and among Digital Turbine, Inc., a company duly incorporated and existing under the laws of Delaware, United States of America, and having its principal office at 300 GUADALUPE STREET, SUITE 302, AUSTIN TX 78701 (the “Company”) and U.S. Bank National Association, as Warrant Agent (the “Warrant Agent”) under the Warrant Agreement, dated as of September 28, 2016 (as amended, the “Warrant Agreement”). Capitalized terms used but not defined herein are defined in the Warrant Agreement and are used herein with the meanings assigned to them therein.

RECITALS OF THE COMPANY

WHEREAS, the Company has outstanding 8.75% Convertible Senior Notes due 2020 (collectively, the “Notes”) issued pursuant to an Indenture with U.S. Bank National Association as trustee, dated September 28, 2016 (as amended and supplemented, the “Indenture”) and also has outstanding an initial aggregate Number of Warrants equal to 4,105,600 warrants together with an additional 250,000 warrants issued to the Initial Purchaser issued pursuant to the Warrant Agreement;

WHEREAS, as partial consideration for receiving consents to incur certain secured debt under the Indenture, the Company has agreed to amend the Warrant Agreement pursuant to this First Amendment;

WHEREAS, Section 5.03 of the Warrant Agreement provides that modifications and amendments to the Warrant Agreement or to the terms and conditions of Warrants may be made by the Company and the Warrant Agent, with the written consent of the Warrantholders of Warrants representing at least two-thirds of the aggregate Number of Warrants at the time outstanding (the “Required Holders”);

WHEREAS, the consents from the Required Holders have been duly delivered and received;

WHEREAS, the Company has duly authorized the execution and delivery of this First Amendment; and

WHEREAS, all things necessary to make this First Amendment a valid and legally binding agreement of the Company in accordance with the terms of the Warrant Agreement, have been done.

NOW THEREFORE in consideration of the mutual agreements herein contained, the Company and the Warrant Agent agree as follows:

ARTICLE 1

AMENDMENTS

Section 1.01. Amendments to the Warrant Agreement. As of the date hereof, the Warrant Agreement is hereby amended, modified and supplemented as follows:

(a)       A new definition of “First Amendment” and “First Amendment Effective Date” are hereby added to Section 1.01 of the Warrant Agreement, in alphabetical sequence relative to the other defined terms in such Section 1.01, and shall read as follows:

“First Amendment” means the First Amendment to the Warrant Agreement, and the “First Amendment Effective Date” shall mean the date that the First Amendment to the Warrant Agreement becomes effective in accordance with Section 5.03 of the Warrant Agreement.

(b)       A new Section 4.01(f) is hereby added to the Warrant Agreement immediately after current Section 4.01(e) of the Warrant Agreement, and shall read as follows:

Section 4.01(f) Exercise Price Adjustment. From and after the determination of the Measured Price, the Exercise Price shall be adjusted to be equal to the Measured Price, subject to adjustment as set forth herein.

(c)       A new definition of “Measured Price” in hereby added to Section 1.01 of the Warrant Agreement, in alphabetical sequence relative to the other defined terms in such Section 1.01, and shall read as follows:

“Measured Price” shall mean the dollar amount calculated as follows: (A) If the sum of (i) the simple average of the Daily VWAP for Common Stock for all of the consecutive VWAP Trading Days that occur during the Measurement Period plus (ii) ten percent (10%) of the amount determined under clause (i) (the “Measured Sum”) is greater than or equal to $1.00 but less than or equal to $1.364, then the Measured Price shall be the Measured Sum; (B) if the Measured Sum is less than $1.00, then the Measured Price shall be $1.00; and (C) if the Measured Sum is greater than $1.364, then the Measured Price shall be $1.364 (with all dollar amounts used to determine the Measured Price being subject to equitable and proportional adjustment for any stock splits, stock dividends and the like that occur prior to the determination of the Measured Price).

(d)       A new definition of “Measurement Period” in hereby added to Section 1.01 of the Warrant Agreement, in alphabetical sequence relative to the other defined terms in such Section 1.01, and shall read as follows:

“Measurement Period” means the period commencing on and including the ninetieth (90th) day after the First Amendment Effective Date and ending on and including the one hundred and twentieth (120th) day after the First Amendment Effective Date, in both cases, commencing the count from and including the first day immediately after the First Amendment Effective Date, which is the first day of the count.

(e) A new Section 3.10 of the Warrant Agreement is hereby added to the Warrant Agreement to read as follows:

Section 3.10 Reapplication of Caps Pending New Stockholders Meeting. It is acknowledged that although the Company received the stockholder approval contemplated by Section 3.08 (A) of this Warrant Agreement in January 2017 (the “Initial Stockholder Approval”), it is understood and agreed that, as a result of NASDAQ rules, from and after the First Amendment Effective Date, the Initial Stockholder Approval shall no longer be effective, and therefore all the limitations in Section 3.08 and 3.09 that applied prior to receipt of such Initial Stockholder Approval shall continue to apply unless and until the Company obtains the Second Stockholder Approval as defined in and pursuant to the Indenture, or if subsection (B) of Section 3.08 of this Warrant Agreement applies.

ARTICLE 2

Section 2.01. Benefit. All the covenants, provisions, stipulations and agreements contained in this First Amendment are and shall be for the sole and exclusive benefit of the parties hereto, their successors and assigns, and of the Warrantholders and registered owners from time to time of the Warrants as hereby amended and supplemented.

Section 2.02. Receipt by Warrant Agent. In accordance with Section 5.03 and Section 6.05 of the Warrant Agreement, the Warrant Agent acknowledges that it has received an Officer’s Certificate and Opinion of Counsel stating that the First Amendment complies with Section 5.03 of the Warrant Agreement and that all conditions precedent provided in the Warrant Agreement relating to the First Amendment have been satisfied.

Section 2.03. Governing Law. THIS FIRST AMENDMENT, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS FIRST AMENDMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 2.04. Multiple Originals. The parties may sign any number of copies of this First Amendment. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this First Amendment. Delivery of an executed counterpart by facsimile or by electronic means shall be effective as delivery of a manually executed counterpart thereof.

Section 2.05. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.06. References. Each reference in the Warrant Agreement or this First Amendment to any article, section, term or provision of the Warrant Agreement shall mean and be deemed to refer to such article, section, term or provision of the Warrant Agreement, as modified by this First Amendment, except where the context otherwise indicates.

Section 2.07. Severability. In case any provision in this First Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 2.08. The Warrant Agent. The Warrant Agent shall not be responsible in any manner whatsoever for or in respect of the validity, legality or sufficiency of this First Amendment or for or in respect of the recitals contained herein, all of which recitals are made by the Company.

Section 2.09. Ratification of Warrant Agreement; First Amendment Part of Warrant Agreement. Except as expressly supplemented hereby, the Warrant Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Amendment shall form a part of the Warrant Agreement for all purposes, and every Warrantholder heretofore or hereafter authenticated and delivered shall be bound hereby.

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IN WITNESS WHEREOF, this First Amendment to Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

Digital Turbine, Inc.

By:	/s/ William Stone
	Name:	William Stone
	Title:	CEO

U.S. Bank National Association, as Warrant Agent

By:	/s/ Bradley E. Scarbrough
	Name:	Bradley E. Scarbrough
	Title:	Vice President

Signature Page to First Amendment to Warrant Agreement